Exhibit 14.1
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                  Code of Ethics for Senior Financial Officers
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The honesty, integrity and sound judgment of the senior financial officers of
ELXSI Corporation and its subsidiaries (collectively "ELXSI"), which includes ELXSI's Chief Executive Officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions (the "Senior Financial Officers"), is fundamental to the financial reporting process and the reputation and success of ELXSI. ELXSI's Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stockholders' interests are appropriately balanced, protected and preserved. Because of this special role, each of the Senior Financial Officers agrees to be bound by this Code of Ethics for Senior Financial Officers and each agrees that he or she will materially comply with the following:

1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that ELXSI files with, or submits to, government agencies and in other public communications.

3. Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

5. Respect the confidentiality of information acquired in the course of his/her work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work is not used for personal advantage.

6. Share knowledge and maintain skills important and relevant to stockholder's needs.

7. Proactively promote and be an example of ethical behavior as a responsible partner among peers in the work environment and the community.

8. Achieve responsible use of and control over all assets and resources employed or entrusted.

Each of the Senior Financial Officers are expected to adhere to this Code of Ethics for Senior Financial Officers and all other applicable Codes of Conduct of ELXSI at all times. Any violations of either of these Codes shall be reported in accordance with the procedures set forth in ELXSI's Complaint Procedures for Accounting and Auditing Matters. If any Senior Financial Officer is found to be in violation of this Code of Ethics for Senior Financial Officers, such person

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will be subject to disciplinary action, including termination of employment. It is against ELXSI's policy to retaliate against any employee for good faith reporting of violations of this Code.

The Board of Directors (or, if permitted under applicable SEC and Nasdaq Marketplace Rules, the Audit Committee of the Board of Directors) shall have the sole discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change of this Code of Ethics for Senior Financial Officers, or any waiver and the grounds for such waiver for a Senior Financial Officer must be publicly disclosed promptly in the manner specified by the Securities and Exchange Commission rules.

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